Exhibit 31.5

NANOGEN, INC.

CERTIFICATIONS REQUIRED BY RULE 13a-14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

I, Howard C. Birndorf, certify that:

1.	I have reviewed this annual report on Form 10-K/A of Nanogen, Inc.; and

2.	Based on my knowledge, this report on Form 10-K/A does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

June 26, 2006

/s/ HOWARD C. BIRNDORF
Howard C. Birndorf Chairman of the Board, and Chief Executive Officer (Principal Executive Officer)